Exhibit 99.2

NARI Transaction Employee FAQ

1.	What was announced?

•	Inari has entered into an agreement to be acquired by Stryker. The press release announcing the transaction can be found on Inari’s investor relations website.

•	This transaction marks an exciting next chapter of our Ethos of putting patients first, making no small plans and taking care of each other.

•	Stryker shares our passion for innovation and our values.

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Combining Inari’s world-class VTE treatments with Stryker’s capabilities and global footprint will allow us to build on our momentum, enter new markets and create important new opportunities for patients, physicians and employees alike.

•	Together, we will be better positioned to accelerate the development of innovative new solutions and impact more patients around the world.

2.	Who is Stryker?

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Stryker is one of the world’s leading medical technology companies, offering innovative products and services in MedSurg, Neurotechnology, Orthopaedics and Spine that impact more than 150 million patients every year.

•	Stryker has a strong track record of acquiring companies and empowering them to achieve continued growth and success.

•	Importantly, we have found a strong partner that is also a good cultural fit.

•	Stryker is a mission-driven organization that will allow us to remain true to our Ethos.

•	Stryker shares our passion for innovation, positively impacting the lives of patients and creating new standards of care.

3.	Why are we combining with Stryker? Why now?

•	We have made significant progress by pioneering groundbreaking solutions and establishing new standards of care for VTE patients and beyond.

•	Stryker recognizes the power of Inari’s portfolio of products and the growth opportunity ahead for our business, both in the United States and internationally.

•	As we look to the future, we believe it is the right time to join forces with a partner that can help us build on our momentum and advance our mission.

•	Stryker and Inari are a great fit both from a culture and business perspective.

•	Combining Inari’s world-class VTE treatments with Stryker’s capabilities and global footprint will allow us to enter new markets and further impact patients.

•	For Stryker, which does not have any presence in VTE, Inari provides an opportunity to grow into a brand-new business that is large and highly underpenetrated.

•	Together, we will be better positioned to accelerate the development of innovative new solutions and impact more patients around the world.

4.	What does this mean for me? How will this announcement affect my day-to-day responsibilities?

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Today’s announcement is only the first step. Until closing of the transaction, which we expect to happen in the first quarter of 2025, subject to customary closing conditions, we remain two separate companies and Inari continues to operate business as usual.

•	This means that there are no changes to your role or responsibilities today as a result of this announcement.

•	Please remain focused on the important work you do every day so that we can continue to support physicians and patients who rely on us.

•	Looking ahead, Stryker recognizes that our team is among the most talented in the industry and that this partnership will create important new personal development opportunities.

5.	When does the transaction close?

•	We expect the transaction to close in the first quarter of 2025, subject to customary closing conditions.

•	Until then, we remain two separate companies and it is business as usual.

6.	Do you expect changes to Inari’s employee base as a result of this transaction? How will Inari be integrated into Stryker?

•	While we are eager to start a new chapter with Stryker, it is important to remember that today is the first day of a longer journey.

•	Over the coming weeks, we will assemble an integration planning team made up of members of Stryker and Inari to determine how best to bring our businesses together.

•	As part of this process, we will determine the best way for Inari and Stryker to work together.

•	We look forward to sharing more information as we make progress.

7.	I own Inari stock. What should I do with it? What will happen to it at closing?

•	Upon the close of the transaction, each share of Inari stock will convert to $80 per share in cash.

8.	What about the Inari stock I own in my ESPP?

•	Upon the close of the transaction, each share of Inari stock will convert to $80 per share in cash.

9.	What about my unvested RSU’s?

•	If you have unvested RSUs, at the closing of the transaction they will fully vest and be converted to cash at $80 per share.

10.	What will happen to upcoming LTI equity awards that are usually granted in February?

•	The LTI equity awards will be granted in February as planned.

11.	What about my 2024 bonus payment?

•	2024 bonus payments will be made later in Q1 as planned.

12.	What is Stryker’s culture? How will we fit together?

•	We believe Inari and Stryker are a strong cultural fit.

•	Like us, Stryker is a mission-driven organization that will allow us to remain true to our Ethos.

•	Stryker shares our passion for innovation, positively impacting the lives of patients and creating new standards of care.

•	Stryker has a strong track record of acquiring companies and empowering them to achieve continued growth and success.

•	Stryker also recognizes that our team is among the most talented in the industry and this partnership will create important new personal development opportunities.

13.	What will happen to Inari’s leadership team?

•	Today is just the first step in a longer process to bring the two organizations together.

•	Part of this process will be identifying the leadership team.

•	Throughout the process, the leadership team’s primary focus will be on advancing this transaction to leverage the benefits it will create for patients, customers and employees.

14.	What happens to Inari’s headquarters? Other facilities and operations?

•	There are no plans to alter Inari’s headquarters or other facilities.

15.	What does this transaction mean for patients, customers and other partners?

•	We believe this transaction will create new and exciting opportunities for patients, customers and our partners.

•	Stryker is a like-minded, mission-driven organization that will help us deliver on our mission to treat and transform the lives of patients.

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If asked by customers, you can let them know that we’re committed to working with them just as we always do. Between now and transaction close, they should see no change in how we interact with or support them.

•	Looking ahead, this transaction will position us to accelerate the development of innovative new solutions and impact more patients around the world.

16.	How should Inari employees handle inquiries from the media and other stakeholders?

•	It is important that we speak with one voice.

•	Consistent with Inari’s policy, if you are contacted by members of the media, investors or other third parties, please direct them to Neil Bhalodkar at IR@inarimedical.com.

17.	What are the next steps to complete the transaction? What should I expect between now and then?

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Announcing the combination is just the first step in bringing together our two companies. Until the transaction closes, Inari and Stryker will remain separate companies and we will continue to operate business as usual.

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From an internal perspective, we expect to form an integration planning team with members from both companies to take a thoughtful and comprehensive approach to integration and some employees may be asked to assist in that process as we move forward.

•	From an external perspective, the transaction requires a majority of Inari shares to tender into the offer and is subject to regulatory clearance and other customary closing conditions.

•	We ask that everybody do their best to stay focused on day-to-day responsibilities to support patients who rely on Inari.

18.	When will I receive additional information on this transaction? Who can I speak to if I have further questions?

•	We are committed to transparency and will continue to share updates as we work through the process to close the transaction.

•	As always, feel free to speak to your manager with any questions you may have.

Forward-Looking Statements

This communication may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Inari and members of its management team. Forward-looking statements may include, without limitation, statements about the closing of the proposed acquisition of Inari and the expected benefits of such transaction. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Inari’s stockholders will tender their stock in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived on the anticipated timeframe or at all, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of Inari’s control; transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Inari’s periodic and other reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

All forward-looking statements contained in this communication are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Inari nor is it a substitute for any tender offer materials that Parent, Merger Sub or Inari will file with the U.S Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of Inari will be made only pursuant to an offer to purchase and related materials that Parent intends to file with the SEC. At the time the tender offer is commenced, Parent will file a Tender Offer Statement on Schedule TO with the SEC, and Inari will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. INARI’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Inari at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Parent or Inari. Copies of the documents filed with the SEC by Inari will be available free of charge under the “Company Information —Investors” section of Inari’s website at inarimedical.com.

Inari files annual, quarterly and current reports, proxy statements and other information with the SEC. Inari’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.